EXHIBIT 10.9

The Hershey Company 100 Crystal A Drive Hershey, Pennsylvania 17033

Notice of Award of Restricted Stock Units

1. EFFECTIVE DATE AND LEVEL OF AWARD. Effective _____________ (the “Grant Date”), grantee has been awarded Restricted Stock Units (“RSUs”) representing ______ shares of Common Stock of The Hershey Company (the “Company”). Each RSU represents the right to receive a share of the Company’s Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Notice of Award of Restricted Stock Units (the “Notice of Award”).

2. DEFINITIONS. Wherever used herein, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined in this Notice of Award shall have the same meanings as set forth in the Plan.

(A) “Deferred Compensation Plan” means The Hershey Company Deferred Compensation Plan and any successor or replacement plan thereof.

(B) “Disabled” means a grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(C) “Dividend Equivalent Right” means a right that entitles the grantee to receive an amount equal to any cash dividends paid on a share of Common Stock, which dividends have a record date between the Grant Date and the date a Vested Unit is paid. Dividend Equivalent Rights will be paid in cash.

(D) “Key Employee” means a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) (without regard to paragraph (5) thereof)) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A. Key Employees shall be determined in accordance with Code section 409A and pursuant to the methodology established by the Employee Benefits Committee.

(E) “Plan” means The Hershey Company Equity and Incentive Compensation Plan, as in effect from time to time and any successor or replacement plan thereof.

(F) A grantee is “Retirement Eligible” on and after the date the grantee has attained both his or her 55th birthday and been continuously employed by the Company for at least five (5) years.

(G) “Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

3. VESTING DATES. The grantee shall vest in the number of RSUs corresponding with each date described in the next sentence (each a “Vesting Date”) provided that the grantee has remained in continuous employment with the Company or a Subsidiary from the Grant Date through such date. Of the total RSUs awarded to the grantee on the Grant Date (“Total Award”), twenty-five percent (25%) of the Total Award will become vested thirteen months after the Grant Date; an additional twenty-five percent (25%) of the

Total Award will become vested on the second anniversary of the Grant Date; an additional twenty-five percent (25%) of the Total Award will become vested on the third anniversary of the Grant Date; and an additional and final twenty-five percent (25%) of the Total Award will become vested on the fourth anniversary of the Grant Date, except in Canada where thirty-three and one-third percent (33 1/3%) of the Total Award will become vested thirteen months after the Grant Date; an additional thirty-three and one-third percent (33 1/3%) of the Total Award will become vested on the second anniversary of the Grant Date; and an additional and final thirty-three and one-third percent (33 1/3%) of the Total Award will become vested on the third anniversary of the Grant Date.

In the event of a Change in Control, accelerated vesting of the unvested RSUs, if any, shall be determined in accordance with paragraph 15 of the Plan. In accordance with paragraph 15 of the Plan, if the unvested RSUs are assumed or replaced, or remain outstanding, such that the RSUs as assumed, replaced or continued qualify as a Replacement Award under paragraph 15 of the Plan, the occurrence of the Change in Control shall not affect the vesting or payment of the RSUs which shall then constitute a Replaced Award as defined in the Plan. However, if within two (2) years following the Change in Control, grantee's employment is terminated by the Company for any reason other than for Cause, by the grantee for Good Reason, as a result of grantee's death or as a result of grantee becoming Disabled, the grantee shall immediately vest in the Replacement Award upon such termination. Notwithstanding the foregoing, if the Committee determines that any remaining unvested RSUs are not replaced in connection with a Change in Control with awards meeting the requirements for Replacement Awards, the grantee shall immediately vest in such RSUs upon the occurrence of the Change in Control, and the date of such Change in Control shall be a Vesting Date under this paragraph 3.

If prior to a Vesting Date, the grantee’s employment with the Company and its Subsidiaries terminates for any reason, then the unvested RSUs (and any related Dividend Equivalent Rights) subject to this Notice of Award shall terminate and be completely forfeited on the date of such termination of the grantee’s employment unless the grantee is entitled to any accelerated vesting of the unvested RSUs under the terms of the Plan or other Company-sponsored plan or agreement or as described in this paragraph 3 relating to a Change in Control, paragraph 4 or paragraph 9(E) below, in which case such accelerated vesting of the unvested RSUs will be in accordance with the terms of this Notice of Award or the applicable plan, agreement or local law. Notwithstanding anything in the Plan or this Notice of Award to the contrary, if the grantee is terminated for Cause from the Company and its Subsidiaries prior to payment pursuant to paragraph 5, all of the RSUs will immediately and automatically without any action on the part of the grantee or the Company, be forfeited by the grantee.

4. SPECIAL VESTING CONDITIONS. The Committee has determined that the following special vesting conditions shall apply to this award.

(A) If the grantee’s employment with the Company or its Subsidiaries terminates (i) as a result of the grantee’s death or (ii) solely as a result of grantee becoming Disabled, then any remaining unvested RSUs shall vest immediately on the date of such termination.

(B) If the grantee’s employment with the Company or its Subsidiaries terminates (other than for Cause) when the grantee is Retirement Eligible, then any remaining unvested RSUs shall vest immediately on the date of such termination, subject to adjustment as set forth in paragraph (C) below.

(C) During the calendar year of the date of grant (the “Year of Grant”), if a grantee terminates employment from the Company or its Subsidiaries for any reason (other than death, becoming Disabled, or for Cause) on or after becoming Retirement Eligible, the Total Award will be adjusted to reflect grantee’s period of employment during the Year of Grant. The number of RSUs the grantee holds after adjustment is called the “Adjusted Award.” The Adjusted Award equals the Total Award multiplied by a fraction, the numerator of which equals the number of calendar months during the Year of Grant preceding the month during which grantee’s termination date occurs and the denominator of which equals 12; provided, however, that any fractional share resulting from such calculation shall be eliminated by rounding the Adjusted Award down to the nearest whole number. In the event of such adjustment, any RSUs (and related Dividend Equivalent Rights) subject to this Notice of Award in excess of the Adjusted Award shall not vest pursuant to paragraph 4(B) but instead shall terminate and be completely forfeited on such date.

5. PAYMENT OF AWARD. Unless deferred under the Deferred Compensation Plan, an RSU that has vested (“Vested Unit”) shall be paid in the form of a share of Common Stock, unless prohibited by applicable local law, in which case the Vested Unit will be paid in the cash equivalent, as of the earliest to occur of the following: (A) the applicable Vesting Date set forth in paragraph 3 above, (B) the date of grantee’s death, (C) the date grantee becomes Disabled; or (D) the date of grantee’s termination of employment which constitutes a Separation from Service. In the event the payment is made pursuant to clause (A) above, such payment shall be made as soon as practicable following the applicable Vesting Date, but in no event later than March 15 following the calendar year in which the applicable Vesting Date occurs. In the event payment is made pursuant to clause (B), (C) or (D) above, such payment shall be made on or before the sixtieth (60th) day following the date of the applicable event. In addition, the grantee shall be entitled to receive a lump sum cash payment equal to the Dividend Equivalent Rights with respect to any Vested Units at the same time as the payment for such underlying Vested Units.

Notwithstanding the foregoing, distributions due to a Separation from Service may not be made to a Key Employee before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay as a result of the grantee’s Separation from Service shall be accumulated and paid within fifteen (15) days after the first day of the seventh month following the grantee’s Separation from Service (or, if earlier, on or before the first day of the third month after the Participant’s death).

6. RESTRICTIONS AND LIMITATIONS.

(A) To the extent that the grantee does not vest in any RSUs, all interest in such units, the related shares of Common Stock, and any Dividend Equivalent Rights shall be forfeited. The grantee shall have no right or interest in any RSU or related share of Common Stock that is forfeited.

(B) Upon each issuance or transfer of shares of Common Stock in accordance with this Notice of Award, a number of RSUs equal to the number of shares of Common Stock issued or transferred to the grantee shall be extinguished and such number of RSUs will not be considered to be held by the grantee for any purpose.

7. WITHHOLDING.

(A) The Company’s obligation to deliver shares of Common Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements. The grantee must pay to the Company any applicable withholding tax due as a result of such payment.

(B) The Company shall have the right to reduce the number of shares of Common Stock issued to the grantee to satisfy the minimum applicable tax withholding requirements.

8. OTHER LAWS. The Company shall have the right to refuse to issue or transfer any shares under this Notice of Award if the Company acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

9. MISCELLANEOUS.

(A) This Notice of Award shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Notice of Award.

(B) If one or more of the provisions of this Notice of Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Notice of Award to be construed so as to foster the intent of this award and the Plan.

(C) By accepting the RSUs awarded herewith, the grantee acknowledges and agrees that the RSUs are awarded under and governed by the terms and conditions set forth in this Notice of Award and in the Plan, and the Executive Confidentiality and Restrictive Covenant Agreement (or similar or successor agreement), if any, applicable to grantee, and that such terms and conditions shall supersede all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. Any dispute or disagreement which shall arise under, as a result of, or in any way relate to the interpretation, construction or administration of the Plan or the RSUs awarded thereunder shall be determined in all cases and for all purposes by the Committee, or any successor committee, and any such determination shall be final, binding and conclusive for all purposes.

(D) The RSUs are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Award shall be interpreted, operated and administered in a manner consistent with this intention.

(E) Notwithstanding anything herein to the contrary, in the event the grantee: (i) is an employee of the Company in a country other than the United States (a “Foreign National”), (ii) is not subject to the federal income tax laws of the United States (“U.S. Tax Law”) for purposes of these RSUs, and (iii) has certain rights in the vesting and payment of the RSUs upon termination of employment under the laws of the country in which grantee is employed, the vesting and payment of any unvested RSUs (and any related Dividend Equivalent Rights) will be in accordance with the terms of a severance agreement entered into between the Company and grantee that complies with the laws of the country in which grantee is employed or in the absence of a severance agreement, as may be required by the laws of such country; provided, however, if any RSUs, granted to such Foreign National are subject to U.S. Tax Law, the payment of such RSUs shall be governed by the terms of this Notice of Award.

10. CONTACT INFORMATION. Copies of the Plan and the Information Statement (Prospectus) for the Plan are available upon request, from the myHR Support Center by calling
1-800-878-0440 or by email to myHR@hersheys.com.

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